UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2007

SUPERIOR ESSEX INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50514	20-0282396
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 Interstate North Parkway, Atlanta, Georgia 30339

(Address of principal executive offices) (Zip Code)

(770) 657-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2007, the Compensation Committee of the Board of Directors of Superior Essex Inc. (“Superior”) approved a program to provide long-term incentive awards to executive officers in 2007 consisting of performance shares (the “2007 Performance Shares”). In accordance with the Company’s equity award policies, the 2007 Performance Shares shall be granted on April 2, 2007.

The 2007 Performance Shares represent the right to earn shares of common stock at the end of the performance period (2007 - 2009) based upon the achievement against the financial objectives of:

•                  return on net assets,

•                  adjusted EBITDA margin, and

•                  pro forma 2009 sales.

To the extent actual results in any of these measures do not meet certain threshold levels of performance during the performance period ending December 31, 2009, no performance shares will be paid with respect to such objective(s). To the extent actual results exceed target levels of performance, a varying amount of performance shares will be awarded up to the maximum award of 200% of target.

The target number of shares subject to the 2007 Performance Share awards shall be determined by dividing the applicable percentage of base salary by the closing price of the Company’s common stock on the date of grant of the performance share award, rounded up or down to the nearest whole share.  The following table shows the number of shares that would be earned at the threshold, target and maximum pay-out levels, expressed as a percentage of the officer’s base salary as of the date of grant.

	Number of Shares
Officer	Threshold	Target	Maximum
Stephen M. Carter	40%	200%	400%
David S. Aldridge	28%	140%	280%
Justin F. Deedy, Jr.	28%	140%	280%
H. Patrick Jack	28%	140%	280%
Barbara L. Blackford	24%	120%	240%

The form of performance-contingent share award certificate is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01                                   Financial Statements and Exhibits.

(a)  Not applicable.

(b) Not applicable.

(c)  Not applicable.

(d) Exhibits:

EXHIBIT
NUMBER	EXHIBIT DESCRIPTION
10.1	Form of Performance — Contingent Share Award Certificate

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ESSEX INC.

Date:	March 7, 2007	By:	/s/ Barbara L. Blackford
Barbara L. Blackford
Executive Vice President,
General Counsel and Secretary